                                                                     Exhibit 3.3
                                                                     -----------

                                   [State Department of Assessments and Taxation
                                       Approved for Record 3/15/96 at 9:49 a.m.]



                               ARTICLES OF MERGER
                                     BETWEEN
                          TUCKER PROPERTIES CORPORATION
                                       AND
                            BRADLEY REAL ESTATE, INC.

THIS IS TO CERTIFY THAT:

     FIRST: Bradley Real Estate, Inc. and Tucker Properties Corporation agree to merge in the manner hereinafter set forth.

     SECOND: Bradley Real Estate, Inc. is the corporation to survive the merger.

     THIRD: Both Bradley Real Estate, Inc. (the "Surviving Corporation") and Tucker Properties Corporation (the "Merging Corporation") are incorporated under the laws of the State of Maryland.

     FOURTH: The principal office of the Surviving Corporation in the State of Maryland is located in Baltimore City and the principal office of the Merging Corporation in the State of Maryland is located in Baltimore City.

     FIFTH: The Merging Corporation owns no interest in land in the State of Maryland.

     SIXTH: The charter of the Surviving Corporation will not be amended as a result of the merger.

     SEVENTH: The total number of shares of all classes of stock which each corporation party to these Articles has the authority to issue and the number of shares of each class are as follows:

     a) Surviving Corporation

          The total number of shares of all classes of stock which the Surviving Corporation has authority to issue is one hundred fifty million (150,000,000) shares, consisting of eighty million (80,000,000) shares of common stock, $.01 par value per share, twenty million (20,000,000) shares of preferred stock, $.01 par value per share, and fifty million (50,000,000) shares of excess stock, $.01 par value per share. The aggregate par value of all shares of all classes having a par value is one million five hundred thousand dollars ($1,500,000).

     b) Merging Corporation

          The total number of shares of all classes of stock which the Merging Corporation has authority to issue is one hundred million (100,000,000) shares, consisting of ninety million (90,000,000) shares of common stock, $.001 par value per share, and ten million (10,000,000) shares of preferred stock, $.001 par value per share. The aggregate par value of all shares of all classes having a par value is one hundred thousand dollars ($100,000).

     EIGHTH: Upon the Effective Date (as defined in Article Eleventh), the Merging Corporation shall be merged into the Surviving Corporation; and, thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Corporation; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Corporation shall be transferred to, vested in, and devolved upon the Surviving Corporation, without further act or deed, subject to all of the debts and obligations of the Merging Corporation. Each share of common stock, $.001 par value per share, of the Merging Corporation shall be converted into .686 share(s) of common stock, $.01 par value per share, of the Surviving Corporation on the Effective Date, without the necessity of any action on the part of the holder thereof, except that fractional shares will be treated as described below.

     No fractional shares of common stock, $.01 par value per share, of the Surviving Corporation will be issued in connection with the Merger. In lieu thereof, a holder of shares of common stock, $.001 par value per share, of the Merging Corporation otherwise entitled to a fractional share of common stock, $.01 par value per share, of the Surviving Corporation will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $13.96 by the fraction of a share of common stock, $.01 par value per share, of the Surviving Corporation to which such holder would otherwise be entitled.

     From and after the Effective Date, each holder of a certificate or certificates which prior thereto represented outstanding shares of common stock, $.001 par value per share, of the Merging Corporation shall be entitled, upon surrender of the same, to receive in exchange therefor certificates representing the number of shares of common stock, $.01 par value per share, of the Surviving Corporation into which the shares theretofore represented by the certificate or certificates to surrendered shall have been converted as provided in the previous paragraph. Until so surrendered, each such outstanding certificate which prior to the Effective Date represented shares of common stock, $.001 par value per share, of the Merging Corporation, shall be deemed for all corporate purposes, to evidence the ownership of the number of shares of common stock, $.01 par value per share, of the Surviving Corporation into which such shares of common stock, $.001 par value per share, of the Merging Corporation shall have been so converted. However, until the certificates which prior to the Effective Date represented shares of common stock, $.001 par value, of the Merging Corporation have been surrendered, the holder thereof shall not be entitled to receive any dividend or other distribution, if any, payable to the Surviving Corporation's stockholders.

All dividends or other distributions, if any, will be accrued and paid, without interest, to the stockholder upon surrender of his certificate or certificates which represented share(s) of common stock, $.001 par value per share, of the Merging Corporation.

     NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Merging Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter of the Merging Corporation, as follows:

     a) At a meeting of the Board of Directors of the Merging Corporation held on October 29, 1995, the Board of Directors adopted a resolution declaring that the terms and conditions of the transaction described herein were advisable and directing that the proposed transaction be submitted for consideration by the stockholders of the Merging Corporation and such resolution is filed with the minutes of the proceedings of the Board of Directors.

     b) At a special meeting of stockholders of the Merging Corporation held on March 14, 1996, the stockholders adopted a resolution approving the terms and conditions of the transaction and of the Merger Agreement described herein as so proposed and such resolution is filed with the minutes of the proceeds of the stockholders.

     TENTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Surviving Corporation, in the manner and by the vote required by the laws of the State of Maryland and the charter of the Surviving Corporation, as follows:

     a) At a special meeting of the Board of Directors of the Surviving Corporation held on October 20, 1995, the Board of Directors adopted a resolution declaring that the terms and conditions of the transaction described herein were advisable and directing that the proposed transaction be submitted for consideration by the stockholders of the Surviving Corporation and such resolution is filed with the minutes of the proceedings of the Board of Directors.

     b) At a special meeting of stockholders of the Surviving Corporation held on March 14, 1996, the stockholders adopted a resolution approving the terms and conditions of the transaction described herein as so proposed and such resolution is filed with the minutes of the proceeds of the stockholders.

     ELEVENTH: These Articles of Merger shall become effective upon filing with the State Department of Assessments and Taxation of Maryland (the "Effective Date").

     TWELFTH: Each undersigned President acknowledges these Articles of Merger to be the corporate act of the respective corporate party on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each President acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.


     IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 15th day of March, 1996.


ATTEST:                                TUCKER PROPERTIES CORPORATION

/s/ Richard H. Tucker                  By: /s/ Kenneth L. Tucker  (SEAL)
---------------------                      ---------------------
Richard H. Tucker                          Kenneth L. Tucker
Secretary                                  President



ATTEST:                                BRADLEY REAL ESTATE, INC.

/s/ William B. King                    By: /s/ Thomas P. D'Arcy  (SEAL)
---------------------                      ---------------------
William B. King                            Thomas P. D'Arcy
Secretary                                  President
